    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 19, 1999

                                                       REGISTRATION NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------

                            MSC.SOFTWARE CORPORATION

             (Exact Name of Registrant as Specified in Its Charter)

                  DELAWARE                                     95-2239450
      (State or other jurisdiction of                       (I.R.S. Employer
       incorporation or organization)                     Identification No.)

                             815 COLORADO BOULEVARD
                         LOS ANGELES, CALIFORNIA 90041
                                 (323) 258-9111

         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)
                           --------------------------

                                 LOUIS A. GRECO
                     CHIEF FINANCIAL OFFICER AND SECRETARY
                            MSC.SOFTWARE CORPORATION
                             815 COLORADO BOULEVARD
                         LOS ANGELES, CALIFORNIA 90041
                                 (323) 258-9111

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)
                           --------------------------

                                WITH COPIES TO:

                            D. STEPHEN ANTION, ESQ.
                             O'MELVENY & MYERS LLP
                            1999 AVENUE OF THE STARS
                         LOS ANGELES, CALIFORNIA 90067
                                 (310) 553-6700
                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement, as determined by the Selling Holders in light of market conditions.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                           PROPOSED MAXIMUM          PROPOSED MAXIMUM
   TITLE OF EACH CLASS OF           AMOUNT TO               OFFERING PRICE              AGGREGATE                 AMOUNT OF
SECURITIES TO BE REGISTERED       BE REGISTERED              PER UNIT(1)                 OFFERING              REGISTRATION FEE
8% Subordinated Promissory
  Notes due 2001............         $3,236,012                  100%                   $3,236,012                   $900
8% Subordinated Promissory
  Notes due 2009............        $11,000,000                  100%                  $11,000,000                  $3,058
    Total...................            $--                       --                       $--                      $3,958

(1) Estimated solely for the purpose of calculating the registration fee.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Prospectus               Subject to Completion, Dated October 19, 1999

   [LOGO]

                            MSC.SOFTWARE CORPORATION

                                   $3,236,012
                   8% SUBORDINATED PROMISSORY NOTES DUE 2004

                                  $11,000,000
                   8% SUBORDINATED PROMISSORY NOTES DUE 2009

                           OFFERED BY SELLING HOLDERS
     ----------------------------------------------------------------------

THE COMPANY:

    - We engage in computer-aided engineering, including the development and marketing of software for use principally by engineers and designers in industry, research laboratories and universities.

    - MSC.Software Corporation
      815 Colorado Boulevard
      Los Angeles, California 90041
      (323) 258-9111

THE OFFERING:

    - The $3,236,012 aggregate principal amount of 8% subordinated promissory notes due 2001 (the "Two Year Notes") and the $11,000,000 aggregate principal amount of 8% subordinated promissory notes due 2009 (the "Ten Year Notes") (collectively, the "Notes") are being offered by selling holders (the "Selling Holders"). We will not receive any proceeds from the sale of the Notes by the Selling Holders. See "Selling Holders."

TWO YEAR NOTES:

    - Maturity: June 17, 2001.

    - Interest Payments: Semi-annually on January 10 and July 10 of each year.

    - Redemption: We may redeem some or all of the Notes, at any time, at par, without premium, plus accrued but unpaid interest.

    - Ranking of Notes: Unsecured general obligations, subordinate in right of payment to all Senior Indebtedness.

TEN YEAR NOTES:

    - Maturity: June 17, 2009.

    - Interest Payments: Semi-annually on January 10 and July 10 of each year.

    - Principal Payments Prior to Maturity: Equal to 10% of the principal amount of the notes on each of June 17, 2007 and June 17, 2008.

    - Redemption: We may redeem some or all of the Notes, at any time, at par, without premium, plus accrued but unpaid interest.

    - Ranking of Notes: Unsecured general obligations, subordinate in right of payment to all Senior Indebtedness.

--------------------------------------------------------------------------------

    The Notes offered by this prospectus may be sold directly by the Selling Holders, or through one or more agents, underwriters or dealers. If any agents, underwriters or dealers are used to sell the Notes, their names, any applicable commission or discounts and the nature of any underwriting arrangements will be set forth in supplements to this prospectus.
                            ------------------------

    INVESTING IN THE NOTES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
     COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON
       THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

                THE DATE OF THIS PROSPECTUS IS OCTOBER 19, 1999.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
About This Prospectus......................................................................................           2
Where You Can Find More Information........................................................................           2
Prospectus Summary.........................................................................................           4
Risk Factors...............................................................................................           6
Use Of Proceeds............................................................................................           9
Ratio of Earnings To Fixed Charges.........................................................................           9
Description of Notes.......................................................................................          10
Material Federal Income Tax Consequences...................................................................          14
Plan of Distribution.......................................................................................          17
Selling Holders............................................................................................          18
Legal Matters..............................................................................................          18
Experts....................................................................................................          18

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement on Form S-3 using a "shelf" registration process. Under this shelf process, the Notes described in this prospectus may be sold in one or more offerings. This prospectus provides you with a general description of the Notes. Each time Notes are sold, a prospectus supplement containing specific information about the terms of the offering will be provided. The prospectus supplement may also add, update, or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information about us that can be obtained as described under the heading "Where You Can Find More Information."

    As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus omits certain information contained or incorporated by reference in the registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC.

                      WHERE YOU CAN FIND MORE INFORMATION

    We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. In accordance with the Exchange Act, we file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference rooms maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for additional information on the public reference rooms. Copies of such material can also be obtained from the SEC's Internet web site at http://www.sec.gov. Our common stock and outstanding debentures are listed for trading on the New York Stock Exchange, and copies of reports, proxy statements and other information about us can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    The SEC allows us to "incorporate by reference" the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and any prospectus supplement, and information that we file later with the SEC will automatically update and supersede some or all of this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering is completed.

    - Our Transition Report on Form 10-K for the fiscal year ended December 31, 1998;

    - Our Quarterly Reports on Form 10-Q for the periods ended March 31 and June 30, 1999; and

    - Our Current Report on Form 8-K, event date June 18, 1999, as amended.

    We will provide without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated in this prospectus by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to MSC.Software Corporation, 815 Colorado Boulevard, Los Angeles, California 90041 (telephone: (323) 258-9111). You can find additional information by visiting our website at http://www.mscsoftware.com.

                               PROSPECTUS SUMMARY
    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THE PROSPECTUS. THIS SUMMARY IS NOT COMPLETE AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THE NOTES. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY.
THE COMPANY
    We develop, market and sell computer-aided engineering software and provide related consulting services, principally for engineers and designers in industry, research laboratories and universities. Our principal executive office is at 815 Colorado Boulevard, Los Angeles, California 90041, and our telephone number is (323) 258-9111. We are a Delaware corporation.
THE SELLING HOLDERS
    The Selling Holders are Dendron Technology B.V., a Dutch corporation, and Fronos Technology B.V., a Dutch corporation. The Selling Holders received their Notes from us as partial consideration under a stock purchase agreement executed in connection with our acquisition of MARC Analysis Research Corporation in June 1999.
THE OFFERING

Notes
  Two Year Notes....................  $3,236,012 in principal amount.
  Ten Year Notes....................  $11,000,000 in principal amount.
    Total Amount of Notes Offered...  $14,236,012 in principal amount.
Maturity
  Two Year Notes....................  June 17, 2001.
  Ten Year Notes....................  June 17, 2009.
Principal Payments Prior to Maturity
  Two Year Notes....................  None.
  Ten Year Notes....................  Two principal payments, each equal to 10% of the principal amount of the notes on June 17, 2007 and
                                      June 17, 2008.
Interest............................  Annual rate: 8%.
                                      Payment frequency: Every six months on January 10 and
                                      July 10.
Record Date.........................  The January 1 and July 1 preceding the applicable interest payment date.
Redemption..........................  We may redeem some or all of the Notes at any time at par, without premium, plus accrued but unpaid
                                      interest. See "Description of Notes--Redemption."
Ranking.............................  The Notes are our unsecured general obligations which are subordinate in right of payment to all Senior
                                      Indebtedness (see page 14 for a definition of this
                                      term).
Use of Proceeds.....................  We will not receive any proceeds from the sale of the
                                      Notes by the Selling Holders.

Federal Income Tax Consequences.....  The Notes offered by the Selling Holders may be subject to the "market discount" provisions of the
                                      Internal Revenue Code. See "Material Federal Income
                                      Tax Consequences."
Risk Factors........................  Your investment in the Notes involves a high degree of risk. Therefore, you should carefully consider the
                                      matters set forth under "Risk Factors" which begins
                                      on page 6.

FORWARD-LOOKING STATEMENTS
    This prospectus includes forward-looking statements, including statements concerning our future results, operating profits and earnings, that are based on current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by those statements. The risks and uncertainties include but are not limited to:
    - The timely development and market acceptance of new versions of our software products;
    - Our dependence on certain industries;
    - The successful integration of our recent acquisitions of Knowledge Revolution, MARC Analysis Research Corporation ("MARC") and Universal Analytics, Inc.;
    - Timely development of computer-aided engineering technologies which, among other things, must accommodate industry trends such as increasing computing power and increased usage of workstations;
    - Fluctuations of the U.S. dollar versus foreign currencies;
    - Economic conditions in Asia-Pacific, Europe and the U.S.;
    - Our ability to reduce costs without adversely impacting revenues;
    - Successful involvement of international and domestic business partners in creating mechanical engineering solutions;
    - Our ability to attract, motivate and retain salespeople, programmers and other key personnel;
    - The allocation of the purchase price for the MARC acquisition is based on a preliminary valuation, which is subject to change, although management does not believe the final valuation will be materially different;
    - Continued demand for our products, including MSC.NASTRAN, MSC.PATRAN, MSC.DYTRAN, MSC.MVISION, MSC.NASTRAN for Windows, MSC.InCheck, MSC.Working Model, and MARC's products; and
    - Year 2000 issues.
    Our risks are more specifically described in "Risk Factors" and in our Transition Report on Form 10-K for the year ended December 31, 1998 incorporated by reference in this prospectus. If one or more of these risks or uncertainties materializes, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS AND OTHER INFORMATION IN THIS PROSPECTUS BEFORE INVESTING IN THE NOTES.

HISTORICAL RESULTS OF OUR OPERATIONS AND FINANCIAL POSITION ARE NOT NECESSARILY INDICATIVE OF FUTURE FINANCIAL PERFORMANCE.

WE DERIVE MOST OF OUR REVENUE FROM SELLING SOFTWARE PRODUCTS AND SERVICES TO HIGH END USERS OF THE PRODUCT DESIGN MARKETS. OUR REVENUE GROWTH AND OUR ABILITY TO MATCH SPENDING LEVELS WITH REVENUE GROWTH RATES WILL DIRECTLY IMPACT OUR FUTURE OPERATING RESULTS. HISTORICALLY, A SIGNIFICANT PORTION OF OUR REVENUE HAS BEEN GENERATED FROM SHIPMENTS IN THE LAST MONTH OF A QUARTER. IN ADDITION, HIGHER VOLUMES OF ORDERS HAVE BEEN EXPERIENCED IN THE MONTH OF JANUARY. THE CONCENTRATION OF ORDERS MAKES PROJECTIONS OF QUARTERLY FINANCIAL RESULTS DIFFICULT. IN ADDITION, OVER 50% OF OUR REVENUES ARE DERIVED FROM INTERNATIONAL MARKETS AND ARE DENOMINATED IN FOREIGN CURRENCIES. AS A RESULT, OUR FINANCIAL RESULTS AND CASH FLOW COULD BE IMPACTED BY WEAKENED GENERAL ECONOMIC CONDITIONS IN VARIOUS PARTS OF THE WORLD, DIFFERING TECHNOLOGICAL ADVANCES OR PREFERENCES, VOLATILE FOREIGN EXCHANGE RATES, AND GOVERNMENT TRADE RESTRICTIONS IN ANY COUNTRY IN WHICH WE DO BUSINESS.

RISK ASSOCIATED WITH EXPENSE MANAGEMENT.

    We plan our operating expense levels, in part, on expected revenue levels. Our expense levels, however, are generally committed in advance and, in the near term, we are able to change only a relatively small portion of our expenses. As a result, our ability to convert operating outlays into expected revenue growth at profitable margins will impact our future operating results. If our future revenues are less than expected, our net income may be disproportionately affected since expenses are relatively fixed.

RISKS OF COMPETITION.

    The computer-aided engineering software industry is highly competitive. The entire industry may experience pricing and margin pressure which could adversely affect our operating results, cash flow and financial position. Our success depends on our ability to continue to develop, enhance and market new products to meet our customers' sophisticated needs within competitive pricing structures and in a timely manner. Shortened product development cycles may impact product quality, performance, reliability, ease of use, functionality, breadth and integration. Our success also depends, in part, on our ability to (1) attract and retain technical and other key employees who are in great demand, (2) protect the intellectual property rights of our products, and (3) continue key relationships with product development partners.

    Some of our current and possible future competitors have greater financial, technical, marketing and other resources than we do, and some have well-established relationships with our current and potential customers. It is also possible that alliances among competitors may emerge and rapidly acquire significant market share or that competition will increase as a result of software industry consolidation. Increased competition may result in price reductions, reduced profitability and loss of market share, any of which could have a material adverse effect on our business, financial condition and results of operations.

OUR SUBSTANTIAL LEVERAGE COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THESE NOTES.

    We are highly leveraged (which means that the amount of our outstanding debt will be large compared to the net book value of our assets) and we will have substantial repayment obligations and interest expense. As of June 30, 1999, we had:

    - Total consolidated debt of $70.0 million; and

    - Shareholders' equity of $16.4 million.

    Based upon our current level of operations, we believe that our cash flow from operations and amounts we are able to borrow under our credit facilities, will be adequate to meet our anticipated requirements for working capital, capital expenditures, research and development expenditures, discretionary investments, interest payments and scheduled principal payments. Our ability to make scheduled payments of principal and interest on our indebtedness and to refinance our indebtedness depends on our future performance. We do not have complete control over our future performance because it is subject to economic, financial, competitive, regulatory, and other factors beyond our control. It is possible that in the future our business may not generate sufficient cash flow from operations to allow us to service our debt and make necessary capital expenditures. If this situation occurs, we may have to sell assets, restructure debt, obtain additional equity capital, or reduce capital expenditures or research and development expenses. We cannot be sure that we would be able to do so or do so without incurring additional expense.

    We may be able to incur substantial additional indebtedness in the future. Our principal credit facility would permit additional borrowings of up to $15 million after completion of this offering, which would be senior to the Notes and which are secured by nearly all of our goods and equipment, inventory, contract rights and intellectual property rights. If new debt is added to our current debt levels, the related risks that we now face could intensify.

    Our level of debt and the limitations imposed on us by our debt agreements could have other important consequences to you, including the following:

    - We will have less ability to satisfy our obligations with respect to the Notes;

    - We may not be able to obtain additional debt financing for future working capital, capital expenditures, research and development costs and other general corporate purposes;

    - We could be less able to take advantage of significant business opportunities, such as acquisition opportunities or research and development efforts, and react to changes in market or industry conditions;

    - We will be more vulnerable to general adverse economic and industry conditions; and

    - We will be disadvantaged compared to competitors with less leverage.

SUBORDINATION OF NOTES TO SENIOR INDEBTEDNESS.

    The Notes are subordinate in right of payment to the prior payment in full of all our Senior Indebtedness (see page 14 for a definition of this term), including our principal credit facility. The indenture does not restrict our incurrence of any additional indebtedness. By reason of the subordination of the Notes, in the event of any distribution to our creditors in a total or partial liquidation or dissolution of our business, or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to our business or property, the holders of Senior Indebtedness will be entitled to receive payment in full before the holders of Notes will be entitled to receive any payment. See "Description of Notes--Subordination."

AN ACTIVE TRADING MARKET MAY NOT DEVELOP FOR THESE NOTES.

    There is no established trading market for these Notes, and we do not expect that a market for the Notes will develop in the future. If such a market were to develop, the Notes could trade at prices that are higher or lower than the initial offering price depending on many factors, including the number of holders of the Notes, the overall market for similar securities, our financial performance and prospects, and prospects for companies in our industry generally. In addition, we do not intend to apply (and are not obligated to apply) for listing of the Notes on any securities exchange or any automated quotation system.

RISKS RELATED TO DEPENDENCE ON CORE PRODUCTS.

    We currently earn a significant portion of our revenues from sales and maintenance of a core group of analysis and design software derived primarily from our MSC.NASTRAN and MSC.PATRAN products. As a result, any factor adversely affecting sales of these core products could have a material adverse effect on our business. Our future performance will depend upon successful development, introduction and customer acceptance of new products or enhanced versions of our existing products. We can give no assurance that we will continue to be successful in marketing our current products or any new or enhanced products that we may develop in the future. In addition, competitive pressures or other factors may result in price erosion that could have a material adverse effect on our business, financial condition, results of operations and cash flow.

RISKS RELATED TO DEPENDENCE ON CERTAIN INDUSTRIES.

    We primarily market our products to aerospace, automotive and other industrial customers. For the year ended December 31, 1998, aerospace clients accounted for 39% and automotive clients accounted for 24% of our revenues, respectively. Changes in capital spending by, and cyclical trends affecting, these customers may adversely affect our offerings to these industries. In addition, these types of customers tend to adhere to a technology choice for long periods (i.e., an entire development cycle). As a result, a lost opportunity with a given customer may not again become a new opportunity for several years.

RISKS RELATED TO INTERNATIONAL ACTIVITIES.

    Revenues from foreign export sales represented approximately 57% of our gross revenue in 1998. Risks inherent in our international business activities include the following:

    - imposition of government controls;

    - foreign exchange fluctuations, as many of our agreements originating with our German and Japanese subsidiaries are stated in foreign currencies;

    - export license requirements;

    - restrictions on the export of critical technology or other trade restrictions;

    - foreign political and economic instability;

    - ineffective copyright and trade secret protection under foreign law;

    - changes in regulatory practices, tariffs and taxes;

    - difficulties in staffing and managing international operations;

    - longer accounts receivable payment cycles; and

    - burdens of complying with a wide variety of foreign laws and regulations.

    Unfavorable economic and political conditions in the Asian markets have recently impacted our international results. The decrease in reported revenues from our Asia-Pacific region is due primarily to the economic turmoil the region experienced during the past year. 16% of our total revenue for 1998 is directly related to the Japanese market, while 6% is from the Asia-Pacific region outside of Japan. In light of the continued economic turmoil in the region, we remain cautious about our Asia-Pacific prospects. We can give no assurance that the economic crisis and currency issues currently being experienced in the Asian markets will not have a material adverse effect on our future international sales and, consequently, on our business, financial condition and results of operations.

                                USE OF PROCEEDS

    We will not receive any proceeds from the sale of the Notes by the Selling Holders.

                       RATIO OF EARNINGS TO FIXED CHARGES

    Our ratio of earnings to fixed charges for each of the periods indicated below is as follows:

                                                                      SIX MONTHS
                  YEAR ENDED DECEMBER 31,                           ENDED JUNE 30,
           -------------------------------------               ------------------------
  1994        1995         1996         1997         1998         1998         1999
---------     -----        -----        -----        -----        -----        -----
   --             4.1          3.3          3.4       --              3.4          0.6

    For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of income before provision (benefit) for income taxes and fixed charges. "Fixed charges" consist of interest expense and amortization of discounts related to indebtedness, plus a portion of rent expense representing interest. For the years ended December 31, 1994 and 1998, the Company's earnings were inadequate to cover fixed charges. The coverage deficiency was $32,166,000 and $13,175,000 for the years ended December 31, 1994 and 1998, respectively. For the six months ended June 30, 1999, the Company's earnings were inadequate to cover fixed charges. The coverage deficiency was $1,368,000 for the six months ended June 30, 1999.

                              DESCRIPTION OF NOTES

    The Notes were issued under an indenture dated as of June 17, 1999, between us and Chase Manhattan Bank & Trust Company, National Association, as trustee. This prospectus briefly outlines the material provisions of the indenture. The indenture has been incorporated by reference as an exhibit to the registration statement. Although this prospectus and the applicable prospectus supplement provide all the information that we believe is material with respect to the Notes, you should read the indenture for provisions that may be important to you. In the summary below, we have included references to section numbers of the indenture (italicized) so that you can easily locate these provisions. We have also provided a glossary on page 13 to define the capitalized words used in discussing the Notes.

GENERAL

    The maximum aggregate principal amount of subordinated promissory notes that may be issued under the indenture is $50,000,000. The notes may be issued from time to time in one or more series. Each series shall be created by an authorizing resolution or a supplemental indenture that establishes the terms of the series. As of this date, the following two series have been designated under the indenture pursuant to authorizing resolutions: (1) the 8% subordinated promissory notes due 2001 (the "Two Year Notes"), and (2) the 8% subordinated promissory notes due 2009 (the "Ten Year Notes") (collectively, the "Notes"). The $3,236,012 aggregate principal amount of Two Year Notes and the $11,000,000 aggregate principal amount of Ten Year Notes issued to the Selling Holders on June 17, 1999 are the only subordinated promissory notes that have been issued under the indenture. The Notes are our unsecured, general obligations, subordinate in right of payment to all our Senior Indebtedness as described under "--Subordination." All notes under the indenture are to be issued in fully registered form, without coupons, in denominations of $1,000 and above.

    The Two Year Notes will mature on June 17, 2001, and the Ten Year Notes will mature on June 17, 2009. The Notes bear interest at the rate of 8% per year. Interest on the Notes is payable semi-annually on each January 10 and July 10 to the persons in whose names the Notes are registered at the close of business on the preceding January 1 or July 1, respectively. The Notes will bear interest from their date of issuance or the most recent interest payment date to which interest has been paid. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. (SECTIONS 2.01 AND 2.03).

    There are no material restrictions, contractual or otherwise, on our receipt of dividends or other distributions from our subsidiaries to aid us in meeting our interest payment obligations to holders of notes.

    The indenture does not contain any financial operating covenants, any restrictions on the repurchase of our securities or the incurrence of any additional indebtedness, or, so long as an Event of Default (as defined below) has not occurred, any restrictions on the payment of dividends, nor does it require us to maintain any sinking fund or other reserves for repayment of the Notes.

    The registered holders of notes will be treated as the owners thereof for all purposes, including the payment of principal, premium, if any, and interest. Principal of and interest on the notes will be payable at the office or agency maintained by the trustee on our behalf in Los Angeles, California, or at another location we shall select upon notice to holders of notes. At our option, payment of interest may be made by check mailed to each registered holder of notes. (SECTIONS 2.03, 4.01 AND 4.02). The notes will be transferable at the offices of the trustee (or any other office we designate), without charge therefor, except for any tax or other governmental charge connected therewith. (SECTION 2.05).

SUBORDINATION

    The notes are subordinate in right of payment to the prior payment in full of all our Senior Indebtedness and rank PARI PASSU (ratably, without preference) with our other subordinated indebtedness. (SECTION 13.01). Upon any distribution to our creditors in a total or partial liquidation or dissolution, or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us or our property, the holders of Senior Indebtedness will be entitled to receive payment in full before the holders of notes will be entitled to receive any payment or distribution and until all obligations with respect to Senior Indebtedness are paid in full, any payment or distribution to which holders of notes would be entitled will be made to holders of Senior Indebtedness. (SECTION 13.03). If a distribution is made to holders of notes that should not have been made to them under the terms of the indenture, the payment to the holders of notes must be paid over to the holders of Senior Indebtedness. (SECTION 13.06). In addition, no direct or indirect payment or distribution may be made by or on our behalf for or on account of the obligations with respect to the notes:

    - if a default in the payment of any obligation with respect to any Senior Indebtedness occurs and is continuing;

    - if any judicial proceedings are pending with respect to any default under any Senior Indebtedness;

    - if the notes mature on any date prior to their maturity dates;

    - upon the maturity of all or any part of any Senior Indebtedness by lapse of time, acceleration or otherwise; or

    - upon our receipt and the trustee's receipt of written notice of any default under any Senior Indebtedness, other than a Payment Default, or that a payment or distribution with respect to any note would result in a default. (SECTION 13.04).

    We will provide information about the aggregate amount of our outstanding Senior Indebtedness as of a recent date in the applicable prospectus supplement.

REDEMPTION

    There are no sinking fund or mandatory redemption provisions that apply to the notes. We may, at our election, redeem notes, as a whole or from time to time in part, at any time and from time to time, upon 30 to 60 days' prior notice to each holder of notes to be redeemed, at par without premium, together with accrued but unpaid interest to the Redemption Date. We may redeem any series of notes individually or jointly with one or more other series. (SECTION 3.01).

    If less than all of the outstanding notes are to be redeemed, the trustee will select the notes to be redeemed, pro rata, by lot or by another method that complies with applicable legal requirements. If a note selected for partial redemption by the trustee would, as a result of the redemption, have a remaining principal amount of less than $1,000, then the entire note will be redeemed at the applicable Redemption Price. (SECTION 3.02).

    Notice of any redemption will be sent, by first-class mail, at least 30 days and not more than 60 days before the Redemption Date, to each holder of notes to be redeemed, at his address appearing in the note register. The notice of redemption will state the following:

    - the Redemption Date;

    - the Redemption Price;

    - the name and address of the paying agent;

    - that notes called for redemption must be surrendered to the paying agent to collect the Redemption Price;

    - if less than all outstanding notes are to be redeemed, the identification (and, in the case of partial redemption, the principal amounts) of the particular notes to be redeemed; and

    - that on the Redemption Date the Redemption Price will become due and payable upon each note to be redeemed and that interest on that note will cease to accrue on and after the Redemption Date. (SECTION 3.03).

    Upon surrender of a certificate representing notes that are redeemed in part, a new certificate representing notes in any authorized principal amount equal to the unredeemed portion will be issued to the surrendering holder, but, if the unredeemed portion of a note would be less than $1,000 principal amount, the entire note will be redeemed at the applicable Redemption Price. (SECTIONS
3.02 AND 3.06).

THE TRUSTEE

    Chase Manhattan Bank & Trust Company, National Association, is the trustee under the indenture. The holders of a majority in aggregate principal amount of all outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee. (SECTION 6.07).

    Upon the occurrence of an Event of Default (as defined below) or an event which, after notice or lapse of time or both, would become an Event of Default, the trustee may be deemed to have a conflicting interest with respect to the notes for purposes of the Trust Indenture Act. In that event, unless the trustee is able to eliminate the conflicting interest, the trustee may be required to resign as trustee under the indenture. If the trustee resigns, we will be required to appoint a successor trustee for the indenture.

    If an Event of Default (as defined below) occurs and is not cured, the trustee will be required, in the exercise of its powers, to use the degree of care of a prudent person in the conduct of its own affairs. (SECTION 7.01). The trustee will be under no obligation to exercise any of its rights or powers under the indenture unless it receives indemnity against liabilities arising from its actions. (SECTION 7.02).

    Chase Manhattan Bank & Trust Company, National Association, is also the trustee under an indenture dated as of August 18, 1994, as supplemented as of September 22, 1994 and as of December 14, 1994, under which $58,585,000 aggregate principal amount of subordinated debentures are currently outstanding. These subordinated debentures rank PARI PASSU with the Notes. The subordinated debentures are due in August 2004.

EVENTS OF DEFAULT AND NOTICE THEREOF

    Each of the following events is an "Event of Default" under the indenture:

    (1) failure to pay interest on any of the notes when due and payable, and the failure continues for 30 days;

    (2) failure to pay the principal of and premium, if any, on any of the notes when due and payable either at maturity, upon redemption, by declaration or otherwise;

    (3) failure on our part to observe or perform any other of the covenants or agreements on our part in the notes or in the indenture continued for 60 days after written notice as provided under the indenture;

    (4) failure to pay any other mortgage, indenture or instrument evidencing our indebtedness in an amount of at least $10,000,000, that has been declared due and payable, but if the indebtedness has been discharged by us or any declaration of acceleration has been rescinded within 30 days after the failure occurs, the failure will not be an Event of Default;

    (5) events in bankruptcy, insolvency or reorganization and similar events as described in the indenture. (SECTION 6.01).

    The trustee will give notice to the holders of notes of all uncured defaults known to it within 90 days after the occurrence of a default. However, in the case of default in any payment obligation with respect to the notes, the trustee may withhold the notice if it determines in good faith that the withholding of the notice is in the interests of the holders of notes. (SECTION 6.08).

    If an Event of Default exists, the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the principal of, and unpaid accrued interest on, all the notes to be due and payable immediately. The acceleration and its consequences may be rescinded by the holders of at least a majority in aggregate principal amount of the notes then outstanding. (SECTION 6.01).

COMPLIANCE CERTIFICATE

    We will deliver annually to the trustee a certificate signed by our officer, stating whether or not to the best knowledge of the signer of the certificate we have fulfilled our obligations or are in default under the indenture. (SECTION 4.05).

SUPPLEMENTAL INDENTURES

    We and the trustee may, without the consent of the holders of any of the notes then outstanding, enter into supplemental indentures for one or more of the following reasons:

    - evidencing the assumption of obligations under the indenture by a successor corporation;

    - adding to the covenants for the protection of the holders of notes;

    - adding additional Events of Default;

    - curing any ambiguity or correcting or supplementing any provision inconsistent with any other provision in the indenture without adversely affecting the interests of holders of notes; or

    - transferring, assigning or pledging any of our property to or with the trustee. (SECTION 10.01).

    We and the trustee may enter into supplemental indentures with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding. The following is a summary of the changes that cannot be made without the approval of each holder of notes affected by the change:

    - reduce the rate of or extend the time for payment of interest on any notes;

    - reduce the principal of or change the maturity of any note;

    - make the principal amount or interest or premium on the note payable in any coin or currency other than that provided in the notes;

    - reduce the Redemption Prices;

    - reduce the percentage of notes whose holders must consent to a supplemental indenture;

    - modify the provisions of the indenture related to direction of proceeds or waiver of default by a majority of holders of the note;

    - impair in any manner the right to convert any notes into common stock;

    - modify the subordination provisions of the indenture in a manner adverse to the holders of notes; or

    - impair the rights of holders of notes to institute proceedings for the enforcement of their payment rights under the indenture in any material way. (SECTION 10.02).

GLOSSARY

    "PAYMENT DEFAULT" means the occurrence and continuation any default in the payment of any obligation with respect to any Senior Indebtedness, whether at maturity, upon redemption or otherwise.

    "REDEMPTION DATE", when used with respect to any Note to be redeemed, means the date fixed for redemption by or pursuant to the indenture.

    "REDEMPTION PRICE", when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to the indenture.

    "SENIOR INDEBTEDNESS" means the principal of and premium, if any, and accrued and unpaid interest on the following, whether outstanding on the date of execution of the indenture or thereafter created, incurred or assumed:

    (1) our indebtedness for money borrowed or in respect of letters of credit issued for our account;

    (2) purchase money obligations evidenced by notes, lease-purchase agreements, purchase contracts or agreements, mortgages or similar instruments for the payment of which we are liable or responsible;

    (3) our obligations under any lease of any real or personal property, which are required to be capitalized in accordance with generally accepted accounting principles;

    (4) guarantees by us of indebtedness for money borrowed by any other person and guarantees of obligations of others of the kinds referred to in clauses (2) and (3) above; and

    (5) modifications, renewals, extensions and refundings of any such indebtedness, liabilities or obligations; unless, in each case, by its terms, it is not superior in right of payment to the notes. (SECTION 14.02).

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    THE FOLLOWING DISCUSSION SUMMARIZES CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS WITH RESPECT TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, AND DOES NOT PURPORT TO ADDRESS ANY STATE, LOCAL OR FOREIGN TAX CONSEQUENCES TO A HOLDER OF A NOTE. THE DISCUSSION IS BASED ON THE LAW AS IT CURRENTLY EXISTS IN THE INTERNAL REVENUE CODE OF 1986, CURRENTLY APPLICABLE TREASURY REGULATIONS PROMULGATED THEREUNDER, AND JUDICIAL AND ADMINISTRATIVE INTERPRETATIONS THEREOF, ALL OF WHICH ARE SUBJECT TO CHANGE, AND POSSIBLY RETROACTIVELY. THE PARTIES DO NOT INTEND TO SEEK A RULING FROM THE INTERNAL REVENUE SERVICE ON ANY OF THE ISSUES DISCUSSED BELOW, AND NO ASSURANCE CAN BE MADE THAT THE INTERNAL REVENUE SERVICE WILL NOT TAKE A CONTRARY VIEW. IN ADDITION, THE DISCUSSION DOES NOT PURPORT TO DEAL WITH ALL ASPECTS OF TAXATION THAT MAY BE RELEVANT TO HOLDERS OF THE NOTES IN LIGHT OF THEIR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, SUCH AS INSURANCE COMPANIES, BANKS, INVESTORS SUBJECT TO THE ALTERNATIVE MINIMUM TAX, TAX-EXEMPT ORGANIZATIONS, OR INVESTORS HOLDING THE NOTES AS OTHER THAN CAPITAL ASSETS. WE WILL DISCUSS ANY FURTHER MATERIAL TAX CONSEQUENCES IN A RELATED PROSPECTUS SUPPLEMENT.

    YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

UNITED STATES TAXATION OF DOMESTIC HOLDERS OF NOTES

    PAYMENTS OF INTEREST. Interest on the Notes generally will be taxable to a holder of a Note as ordinary interest income at the time it is accrued or received, depending on the holder's method of accounting for tax purposes.

    MARKET DISCOUNT. The "market discount" provisions of the Internal Revenue Code may apply to the purchasers of the Notes offered by the Selling Holders. These rules generally provide that if a Note is acquired by a subsequent purchaser at a "market discount," some or all of any gain realized upon a disposition (including a sale or a taxable exchange) or payment at maturity of the Note may be treated as ordinary income. "Market discount" with respect to a
Note is, subject to a DE MINIMIS exception, the excess of (1) the stated redemption price at maturity of the Note over (2) the purchaser's tax basis in the Note. Upon any subsequent disposition (including a gift or payment at maturity) of the Note (other than in connection with certain nonrecognition transactions), the lesser of any gain on the disposition

(or appreciation, in the case of a gift) or the portion of the market discount that accrued while the Note was held by the holder will be treated as ordinary interest income at the time of the disposition. The amount of market discount treated as having accrued will be determined either on a ratable basis, or, if the holder of the Note so elects, on a constant interest method. In lieu of including accrued market discount in income at the time of disposition, a holder of a Note may elect to include accrued market discount in income currently. Unless a holder of a Note so elects, the holder may be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry the Note until the holder disposes of the Note.

    ACQUISITION PREMIUM. If a holder of a Note is treated as acquiring the Note at a premium (generally, the holder's tax basis over the remaining principal amount of the Notes), and holds the Notes as a capital asset under Internal Revenue Code Section 1221, the holder may elect under Internal Revenue Code
Section 171 to amortize the premium using a constant yield method. Amortizable premium is treated as an offset to interest income on the Notes, rather than a separate interest deduction. Premium allocable to the Notes for which an amortization election is not made should be allocated among the payments on the notes representing stated redemption price and be allowed as an ordinary deduction as the payments are made (or for a holder of a Note using the accrual method of accounting, when the payments become due).

    DISPOSITION OF NOTES. A holder of a Note will recognize gain or loss upon the sale, redemption, retirement or other disposition of the Note. Any gain or loss recognized on the sale, redemption, retirement or other disposition of the Note will generally be equal to the difference between (1) the amount of cash and the fair market value of property received and (2) the holder's adjusted tax basis (including any accrued market discount previously included in income by the holder of the Note and reduced by any previous payments with respect to the
Note) in the Note. Subject to the market discount rules discussed above, gain or loss recognized will be capital gain or loss, if the Note is held as a capital asset by the holder of the Note.

    BACKUP WITHHOLDING. Under the backup withholding rules, a holder of a Note may be subject to a 31% backup withholding tax unless the holder (a) is a corporation or comes within certain other exempt categories and when required demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholdings, and otherwise complies with applicable requirements of the backup withholding rules. A holder of a Note that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against a holder's income tax liability.

UNITED STATES TAXATION OF FOREIGN HOLDERS OF NOTES

    Under present United States federal income and estate tax law, and subject to the discussion below concerning information reporting and backup withholding:

    - payments of principal of, premium, if any, and interest on the Notes to any holder of a Note who is not a United States Person will not be subject to United States withholding tax, if in the case of interest (1) the holder of the Note does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (2) the holder of the Note is not a controlled foreign corporation for United States tax purposes that is related to us through stock ownership, (3) the holder of the Note is not a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business, and (4) we, or the person who would otherwise be required to withhold tax from the payments, are provided with a statement, signed under penalties of perjury, identifying the holder of the Note and stating, among other things, that the holder of the Note is not a United States Person. If any of those requirements are not satisfied, 30% withholding will apply, unless the holder provides documentation to us, or the person who would otherwise be required to withhold tax from the payments, sufficient to establish that the tax is reduced or eliminated pursuant to an applicable tax treaty or that the interest on the Notes is income that is effectively connected with a trade or business conducted within the United States by a non-United States Person. In the latter case, a non-United States Person will be subject to United States federal income tax at regular rates and will be required to file a United States income tax return;

    - a holder of a Note who is not a United States Person will not be subject to United States federal income tax on any gain realized on the sale, exchange, conversion or redemption of a Note unless (1) the gain is effectively connected with the conduct by the holder of the Note of a trade or business in the United States, or (2) in the case of gain realized by an individual holder of a Note, the holder is present in the United States for 183 days or more in the year of the sale, and certain other conditions are met, or the holder of the Note ceased to be a United States citizen or a long-term resident of the United States within the prior ten-year period with a principal purpose of avoiding United States taxation; and

    - a Note held by an individual who at the time of death is not a citizen or resident of the United States will not be subject to United States federal estate tax as a result of the individual's death, if at the time of death the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, unless the individual held the Note in connection with a United States trade or business.

    Certain payments to noncorporate persons of interest on and principal of obligations, and of the proceeds from the sale of obligations, are subject to information reporting and may be subject to a 31% backup withholding tax. Under current United States federal income tax law and regulations, neither information reporting nor backup withholding will apply to payments of interest on and principal of a Note or to payments of the proceeds of the sale of a Note made outside the United States if neither our paying agent nor we have actual knowledge that the beneficial owner of the note is a United States Person and if the beneficial owner of the note certifies under penalty of perjury that it is not a United States Person. However, if payments of interest on or principal of, or the proceeds of a sale of, a Note are collected outside the United States by a foreign office of a custodian, nominee or other agent acting on behalf of the beneficial owner of a Note, and, if the custodian, nominee or agent is (1) a United States Person, (2) a controlled foreign corporation for United States tax purposes, (3) a foreign person 50% or more of whose gross income is from a United States trade or business, or (4) for payments made after December 31, 2000, a foreign partnership with certain connections to the United States, payments of interest and principal of the Note, or the proceeds of a sale of the Note, made by the custodian, nominee or agent to the beneficial owner may be subject to information reporting unless the custodian, nominee or agent has sufficient documentary evidence in its records that the beneficial owner is not a United States Person or the beneficial owner otherwise establishes an exemption. Currently, the payments are not subject to backup withholding. If payments of interest, principal, premium, if any, or the proceeds of the sale of a Note are collected by the United States office of a custodian, agent or nominee acting on behalf of the beneficial owner, information reporting and backup withholding will apply to payments made by the custodian, agent or nominee to the beneficial owner unless the owner certifies under penalty of perjury that it is not a United States Person or otherwise establishes an exemption.

    As used in this section, "United States" means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction, and "United States Person" means any citizen or resident of the United States, a corporation, partnership or other entity organized in or under the laws of the United States or any State, any estate the income of which is subject to United States federal income taxation regardless of its source, and any trust that (1) a United States court is able to exercise primary supervision over its administration, and (2) one or more United States Persons have the authority to control all substantial decisions of the trust.

                              PLAN OF DISTRIBUTION

    We are registering $3,236,012 aggregate principal amount of Two Year Notes and $11,000,000 aggregate principal amount of Ten Year Notes on behalf of the Selling Holders. As used in this prospectus, "Selling Holders" includes donees, pledgees, transferees or other successors-in-interest selling Notes received from a Selling Holder as a gift, pledge, partnership distribution or other non-sale related transfer. We will bear all costs, expenses and fees in connection with the registration of these Notes. The Selling Holders will pay any brokerage commissions and similar selling expenses attributable to the sale of these Notes. Sales of Notes may be effected by Selling Holders from time to time in one or more types of transactions in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the Notes, through short sales, or a combination of these methods, at market prices prevailing at the time of sale, or at negotiated prices. These transactions may or may not involve brokers or dealers. The Selling Holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their Notes, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of Notes by the Selling Holders. We are required to register the Notes offered by the Selling Holders under the terms of the registration rights agreement dated June 18, 1999 between us and the Selling Holders. The registration of the Notes offered by the Selling Holders does not necessarily mean that the Selling Holders will offer or sell any of these Notes.

    The Selling Holders may effect these transactions by selling Notes directly to purchasers or to or through broker-dealers, who may act as agents or principals. The broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Holders and/or the purchasers of Notes for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

    The Selling Holders and any broker-dealers that act in connection with the sale of the Notes might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the Notes sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify each Selling Holder against certain liabilities, including liabilities arising under the Securities Act. The Selling Holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Notes against certain liabilities, including liabilities arising under the Securities Act.

    Because Selling Holders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Holders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the NYSE pursuant to Rule 153 under the Securities Act. We have informed the Selling Holders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

    Selling Holders also may resell all or a portion of the Notes in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

    When a Selling Holder notifies us that any material arrangement has been entered into with a broker-dealer for the sale of Notes through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Act, disclosing:

    - the name of each Selling Holder and of the participating broker-dealer(s),

    - the amount of Notes involved,

    - the price at which the Notes were sold,

    - the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable,

    - that the broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

    - other facts material to the transaction.

                                SELLING HOLDERS

    On the date of this prospectus, Dendron Technology B.V., a Dutch corporation, and Fronos Technology B.V., a Dutch corporation, each owned $1,618,006 aggregate principal amount of the Two Year Notes and $5,500,000 aggregate principal amount of the Ten Year Notes, respectively. Each of the Selling Holders received their Notes from us as partial consideration under a stock purchase agreement executed in connection with our acquisition of MARC Analysis Research Corporation in June 1999. The Selling Holders also each received other subordinated debt securities and warrants for the purchase of 700,000 shares of our common stock under the stock purchase agreement. The Notes were sold to the Selling Holders in a private transaction, exempt from the registration requirements under the Securities Act. We agreed with the Selling Holders to file a registration statement to register the Notes. Because each Selling Holder may offer all, some or none of the Notes they own, and because the offering contemplated by this offering may not be underwritten, no estimate can be given as to the amount of Notes that will be held by each Selling Holder upon or prior to termination of this offering. The sole relationship that each Selling Holder has had with us within the past three years is through its ownership of Notes and other subordinated debt securities and warrants.

                                 LEGAL MATTERS

    O'Melveny & Myers LLP will pass on legal matters relating to this offering for us. Any underwriters will be advised about other issues relating to any offering of the Notes by their own legal counsel.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our transition report of Form 10-K for the transition period from January 1, 1998 to December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

    PricewaterhouseCoopers LLP, independent auditors, have audited the financial statements included in our Current Report on Form 8-K, event date June 18, 1999, as amended, with respect to the acquisition of MARC Analysis Research Corporation, as set forth in their report, which is incorporated by reference in this prospectus. These financial statements are incorporated by reference in reliance on PricewaterhouseCoopers, LLP's report, given on their authority as experts in accounting and auditing.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following is a statement of estimated expenses in connection with the offering described in this Registration Statement:

SEC registration fee.......................................................  $   3,958
Printing expenses..........................................................  $   5,000
Accounting fees and expenses...............................................  $   5,000
Legal fees and expenses....................................................  $  20,000
Blue Sky fees and expenses (including legal fees)..........................  $   3,000
Transfer Agent's fees and expenses.........................................         --
Miscellaneous expenses.....................................................  $   3,042

Total......................................................................  $  40,000
                                                                             ---------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding, provided the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that the person was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit, provided the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if the director or officer is adjudged to be liable to the corporation. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which he has actually and reasonably incurred.

    Our Bylaws provide for the indemnification of our directors and officers to the fullest extent permitted by Delaware law.

    In that regard, our Bylaws provide that we shall indemnify any person who is or was a party or is threatened to be made a party or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was our director or officer or is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, against all costs, charges, expenses, liabilities and losses (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement and amounts expended in seeking indemnification granted to the person under applicable law, the Bylaws or any agreement with us) reasonably incurred or suffered by the person in connection with the proceeding. The right to indemnification includes the right that we pay the expenses incurred in defending any proceeding in advance of its final disposition; PROVIDED, HOWEVER, that if the Delaware General Corporation Law so requires, the payment of the expenses incurred by a director or officer (in his or her capacity as a director or officer) in advance of the final disposition of a proceeding shall be made only upon delivery to us of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it shall ultimately be determined that the director or officer is not entitled to be indemnified. We may, by action of the Board, provide indemnification to our employees and agents with the same scope and effect as the indemnification of directors and officers.

    We have in effect insurance policies covering all of our directors and officers in certain instances where by law we may not indemnify them.

ITEM 16. EXHIBITS

  EXHIBIT
  NUMBER     DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
       3.1   Certificate of Incorporation, as amended (filed as Exhibit 3.1 to our report on Form 10-Q filed on
             August 16, 1999, and incorporated herein by reference).

       3.2   Restated Bylaws (filed as Exhibit 3.2 to our report on Form 10-K filed for the fiscal year ended January
             31, 1996, and incorporated herein by reference).

       4.1   Form of 8% Subordinated Promissory Note due June 17, 2001.

       4.2   Form of 8% Subordinated Promissory Note due June 17, 2009.

       4.3   Indenture, dated as of June 17, 1999, between us and Chase Manhattan Bank & Trust Company, National
             Association, as trustee (filed as Exhibit 4.1 to our report on Form 8-K, event date June 18, 1999, as amended, and incorporated herein by reference).

       5.1   Opinion of O'Melveny & Myers LLP regarding legality of the Notes.

       8.1   Opinion of O'Melveny & Myers LLP regarding certain tax matters.

      12.1   Computation of Ratio of Earnings to Fixed Charges.

      23.1   Consent of Ernst & Young LLP.

      23.2   Consent of PricewaterhouseCoopers LLP.

      23.3   Consent of O'Melveny & Myers LLP (included in Exhibits 5.1 and 8.1).

      24.1   Power of Attorney (included on page II-5).

      25.1   Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, with respect to Trustee.

ITEM 17. UNDERTAKINGS

A. UNDERTAKING PURSUANT TO RULE 415.

    We hereby undertake:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (a) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

B. UNDERTAKINGS REGARDING FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE.

    We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

C. UNDERTAKING IN RESPECT OF INDEMNIFICATION.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

D. UNDERTAKING REGARDING RULE 430A UNDER THE SECURITIES ACT.

    We hereby undertake that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on October 15, 1999.

                                MSC. SOFTWARE CORPORATION

                                By:             /s/ FRANK PERNA, JR.
                                     ------------------------------------------
                                                  Frank Perna, Jr.
                                     CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE
                                                      OFFICER

                               POWER OF ATTORNEY

    We, the undersigned directors and officers of MSC.Software Corporation, and each of us, constitute and appoint Frank Perna, Jr. and Louis A. Greco and each or either of them, as our true and lawful attorney-in-fact and agent, with full power of substitution, to do any and all acts and things in our name and on our behalf in our capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

     /s/ FRANK PERNA, JR.
------------------------------  Chairman of the Board and    October 15, 1999
       Frank Perna, Jr.           Chief Executive Officer

      /s/ LOUIS A. GRECO        Chief Financial Officer
------------------------------    (Principal Financial and   October 15, 1999
        Louis A. Greco            Accounting Officer)

------------------------------           Director
       Larry S. Barels

     /s/ DONALD GLICKMAN
------------------------------           Director            October 15, 1999
       Donald Glickman

     /s/ WILLIAM F. GRUN
------------------------------           Director            October 15, 1999
       William F. Grun

    /s/ GEORGE N. RIORDAN
------------------------------           Director            October 15, 1999
      George N. Riordan

                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER     DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
       3.1   Certificate of Incorporation, as amended (filed as Exhibit 3.1 to our report on Form 10-Q filed on
             August 16, 1999, and incorporated herein by reference).

       3.2   Restated Bylaws (filed as Exhibit 3.2 to our report on Form 10-K filed for the fiscal year ended January
             31, 1996, and incorporated herein by reference).

       4.1   Form of 8% Subordinated Promissory Note due June 17, 2001.

       4.2   Form of 8% Subordinated Promissory Note due June 17, 2009.

       4.3   Indenture, dated as of June 17, 1999, between us and Chase Manhattan Bank & Trust Company, National
             Association, as trustee (filed as Exhibit 4.1 to our report on Form 8-K, event date June 18, 1999, as amended, and incorporated herein by reference).

       5.1   Opinion of O'Melveny & Myers LLP regarding legality of the Notes.

       8.1   Opinion of O'Melveny & Myers LLP regarding certain tax matters.

      12.1   Computation of Ratio of Earnings to Fixed Charges.

      23.1   Consent of Ernst & Young LLP.

      23.2   Consent of PricewaterhouseCoopers LLP.

      23.3   Consent of O'Melveny & Myers LLP (included in Exhibits 5.1 and 8.1).

      24.1   Power of Attorney (included on page II-5).

      25.1   Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, with respect to Trustee.